Exhibit 10.10

FIRST AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Dunkin’ Brands, Inc., a Delaware corporation with its principal place of business at Canton, Massachusetts (the “Company”), Dunkin Brands’ Group, Inc., a Delaware corporation (“Holdings”), and Nigel Travis (the “Executive”), effective as of May 3, 2011 (the “Extension Date”).

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of areas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company and Holdings wish to continue employing the Executive as their Chief Executive Officer and the Executive wishes to continue serving in such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Effective as of the date first written above and subject to the terms and conditions set forth in this Agreement, the Company and Holdings hereby offer, and the Executive hereby accepts, continuing employment.

2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment commenced on or about January 6, 2009 (the “Start Date”), has continued through the Extension Date, and shall continue for a term of five (5) years from the Extension Date. The term of this Agreement is hereinafter referred to as “the term of this Agreement” or “the term hereof.” The parties agree that they will meet to discuss the possibility of an extension to the term of this Agreement within six months following the fourth anniversary of the Extension Date, it being understood that any such extension must be mutually agreed to in writing by the Executive, and the Company and Holdings.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve as the Chief Executive Officer of the Company and Holdings, reporting to the Boards of Directors of Holdings and the Company (the “Board”) and the Chairman thereof. At all times during the term hereof, the Executive shall be a member of the Executive Committee of the Board. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates, if so elected or appointed from time to time.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties consistent with his position for the Company, for Holdings, and for their Affiliates.

(c) During the term hereof, the Executive shall devote substantially all of his business time and efforts, business judgment, skill and knowledge to the performance of his duties hereunder; provided, however, that the Executive may devote reasonable amounts of time to serving (i) as a director or a member of any industry, trade, professional, governmental, religious, educational or charitable organization; (ii) in any academic position; (iii) in such activities and positions as set out on Exhibit A; or (iv) in such activities and positions as may be expressly approved by the Board; so long as, in each case, the services do not interfere with the performance of the Executive’s services hereunder.

4. Compensation and Benefits. As compensation for all services performed by the Executive during the term hereof, the Executive shall receive the following:

(a) Base Salary. Following the Extension Date and during the term hereof, the Company shall pay the Executive a base salary at the rate of Eight Hundred and Sixty-one Thousand Dollars ($861,000) per annum, payable in accordance with the Company’s payroll practices for its executives and subject to increase (but not to decrease) from time to time by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereinafter referred to as the “Base Salary”.

(b) Incentive and Bonus Compensation. During the term hereof, the Executive shall be entitled to receive a bonus based on the achievement of a target set by the Board and based on the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for such year, as determined by the Company’s independent accountants. If targeted EBITDA is achieved, the Executive will receive a bonus of One Hundred Percent (100%) of Base Salary. If the targeted EBITDA is exceeded by 5%, but less than 10%, the Executive will receive a bonus of One Hundred Twenty-Five Percent (125%) of Base Salary. If the targeted EBITDA is exceeded by 10% or more, the Executive will receive a bonus of One Hundred Fifty Percent (150%) of Base Salary. If the targeted EBITDA is not achieved but is greater than 95% of the target number, the Compensation Committee of the Company’s Board of Directors shall determine what bonus, if any, the Executive shall receive, said determination to be made in its sole discretion and in accordance with past practice. For purposes of this section, the fiscal year shall mean the current fiscal year, even if the Company changes its fiscal year during the term hereof. Any bonus due hereunder shall be payable not later than two and one half months following the end of the fiscal year for which the bonus was earned.

(c) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties hereunder, upon submission of documentation in accordance with the Company’s then regular procedures for substantiation of expenses.

(d) Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks vacation per year, in addition to standard Company holidays, said vacation to be taken at such times and intervals as shall be determined by the Executive.

(e) Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, and in all fringe benefits and perquisite programs or arrangements generally available to senior executives of the Company but without duplication of any benefit or class of benefits provided for separately under this Agreement (e.g., car allowance, expense reimbursement, etc.). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Except as expressly provided in this Agreement, the Company may alter, modify, add to, suspend or terminate its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(f) Any reimbursements or in-kind benefits provided under (c) or (e) of this Section 4, or otherwise provided under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and guidance issued thereunder, including exemptive and transition relief provisions (“Section 409A”) shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made not later than the end of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a) Death. Upon the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate and, within thirty (30) days of the date of death, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, a lump sum cash payment of (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) any vacation accrued but not used through the date of termination, and (iii) any bonus earned for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination (all of the foregoing, “Final Compensation”). The Company will have no further obligations to the Executive or his estate or designated beneficiary hereunder, except as otherwise expressly provided under the terms of the Plan.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon at least ten (10) days’ prior notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for more than ninety (90) consecutive days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall provide the Executive with a lump sum cash payment of Final Compensation upon such termination.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii) Any payments made to the Executive under the Company’s long-term disability income plan shall reduce the Base Salary otherwise payable for the period covered by such disability payment, provided that the Executive shall continue to participate in all Employee Benefit Plans until the termination of his employment.

(iv) If any question shall arise as to whether during any period the Executive is disabled the Executive may, and at the request of the Company shall, submit to a medical examination by a physician mutually selected by the Board and the Executive, and a written determination by such physician shall for the purposes of this Agreement be conclusive of the issue. If the Board and the Executive cannot agree on a physician, the Board may select a physician who is a physician on staff at a hospital in Boston, Massachusetts. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination:

(i) The Executive’s conviction of (or pleading nolo contendere to) a crime of moral turpitude, breach of trust or unethical business conduct, or any crime involving the Company, in each case that constitutes a felony;

(ii) The Executive’s willful and continued failure to adhere to the directions of the Board, to adhere to the Company’s policies and practices, or to devote substantially all of his business time and efforts to the Company;

(iii) The Executive’s willful and continued failure to substantially perform those duties properly assigned to him (other than any such failure resulting from his disability);

(iv) The Executive’s breach of any of Sections 6, 7 or 8 of this Agreement;

(v) The Executive’s breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within ten (10) days following written notice from the Company specifying such breach;

(vi) The Executive’s engagement in the performance of his duties hereunder, or otherwise, to the material and demonstrable detriment of the Company, in willful misconduct, fraud, misappropriation or embezzlement, or in any willful act which is intended to bring the Company into disrepute;

(vii) The Executive becomes disqualified from holding any office in the Company or in any of its Affiliates (except where such disqualification is a result of actions of the Company or any of its Affiliates or is a result of actions over which he has no control), or resigns from such office (other than for Good Reason) without the prior written approval of the Board.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than to pay Final Compensation immediately upon such termination.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission is in the best interests of the Company. Any act or failure to act that is based upon authority given by a resolution duly adopted by the Board or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d) By the Company for Performance-Based Cause. The Company may terminate the Executive’s employment hereunder for Performance-Based Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Performance-Based Cause. The following, as determined by the Board in its reasonable judgment, shall constitute “Performance-Based Cause” for termination: the Executive’s failure to perform his duties to the reasonable standards required by the Board, which standards shall be communicated to the Executive on a periodic basis, after written notice and an opportunity of thirty (30) days to cure. In the event of such termination, in addition to Final Compensation, which shall be payable immediately upon termination, the Company shall make a lump sum cash payment to the

Executive equal to one (1) times the Executive’s annual Base Salary as of the date of termination, payable sixty (60) days following such termination. To avoid the unintended payment of multiple forms of severance compensation, any benefits payable hereunder will be reduced by any benefits payable to the Executive under any separate severance agreement as a result of the Executive’s termination. The obligation of the Company to make any payments under this Section 5(d), excluding the payment of Final Compensation, shall be conditioned upon and subject to the Executive’s entering into a separation agreement with the Company that has been in effect for at least fourteen (14) days prior to the date of such payment.

(e) By the Company Other than for Cause or Performance-Based Cause. The Company may terminate the Executive’s employment hereunder other than for Cause or Performance-Based Cause at any time upon notice to the Executive. In the event of such termination, then, in addition to Final Compensation, which shall be payable immediately upon termination, the Company shall make a lump sum payment to the Executive, payable ninety (90) days following such termination, equal to (i) two (2) times the average annual base salary paid to Executive during the two years preceding the date of such termination plus (ii) if, and only if, such termination occurs prior to the third anniversary of the Start Date, two (2) times the average regular performance-based cash bonus (i.e., including only bonus payment amounts under Section 4(b); and specifically excluding any stay pay, retention, transaction or other special bonuses) paid or payable to the Executive during the two years preceding the date of such termination. In addition:

(i) for the eighteen-month period immediately following the date of termination, the Company shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans at the same rate that it contributes for active employees from time to time, so long as the Executive is entitled to continue such participation under applicable law and plan terms; provided, however, that any reimbursements or in-kind benefits provided under this Section 5(e)(i) that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the rules described in Section 4(f) above; and

(ii) the Company shall pay the Executive a lump sum between January 1 and March 15 of the year following the year of the termination equal to a pro rata share of any bonus due under Section 4(b) for the fiscal year in which the termination occurs (determined by pro-rating the bonus for the fiscal year in which termination occurs through the date of termination).

Upon the payment of such benefits, the Company shall have no further obligation to the Executive. Any benefits payable hereunder will be reduced by any benefits payable to the Executive under any separate severance agreement as a result of the Executive’s termination. The obligation of the Company to make any payments under this Section 5(e), excluding the payment of Final Compensation, shall be conditioned upon and subject to the Executive’s entering into a separation agreement with the Company in the form provided by the Company that has been in effect for at least fourteen (14) days prior to the date of such payment.

(f) By the Executive’s Resignation for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

(i) Material diminution in the nature or scope of the Executive’s responsibilities, duties, authority or status; provided, however, that each of (A) the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates, (B) a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation, (C) any diminution of the business of the Company or any of its Affiliates and (D) any sale or transfer of equity, property or other assets of the Company or any of its Affiliates (including any such sale or transfer or any other transaction or series of such transactions that results in a change of control of the Company or Holdings) shall be deemed not to constitute “Good Reason”;

(ii) Relocation of the Executive’s place of employment, without the Executive’s consent, to a location that is more than fifty (50) miles from Canton, Massachusetts; or

(iii) The Company fails to perform substantially any material term of this Agreement, excluding a failure which is cured within ten (10) business days following notice from the Executive specifying in detail the nature of such failure.

A termination shall qualify as a termination for Good Reason only if (1) the Executive gives the Company notice, within ninety (90) days of its first existence or occurrence (without the consent of the Executive), of any or any combination of the eligibility conditions specified above; (2) the Company fails to cure the eligibility condition(s) within thirty (30) days of receiving such notice; and (3) the Executive terminates employment not later than six months following the end of such thirty-day period. In the event of termination in accordance with this Section 5(f), and in addition to Final Compensation, which shall be paid not later than the next regular Company payday following the effective date of termination, the Executive will be entitled to the same payments that he would have been entitled to receive had the Executive been terminated by the Company other than for Cause or Performance-Based Cause in accordance with Section 5(e) above, payable as provided in Section 5(e); provided that the Executive satisfies all conditions to such entitlement as set forth in Section 5(e) including the execution of the separation agreement described therein. A termination of employment for Good Reason under this Section 5(f) is intended to satisfy the meaning of “involuntary separation from service” (as defined in Section 1.409A-1(n) of the Treasury Regulations).

(g) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(g), the Board may elect to waive the period of notice, or any portion thereof. The Company shall have no further obligation to the Executive, other than for any Final Compensation, which shall be paid not later than the next regular Company payday following the effective date of termination.

(h) Expense Reimbursement. Following the termination of the Executive’s employment for any reason, the Company will reimburse the Executive or his estate or designated beneficiary for any business expenses reasonably incurred by the Executive and reimbursable under Section 4(c) hereof but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following the date the Executive’s employment terminates. Any such reimbursement shall be payable not later than thirty (30) days following receipt by the Company of such properly substantiated and documented request for reimbursement.

(i) Timing of Payments. In the event that at the time the Executive’s employment with the Company terminates the Company is publicly traded (as defined in Section 409A), any amounts payable under this Section 5 that constitute deferred compensation subject to Section 409A, as determined by the Company, shall be paid at the later of: (i) the time otherwise provided in this Section 5, and (ii) a date that is six (6) months following the date of the Executive’s separation from service with the Company.

6. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates; provided that the Executive may divulge any Confidential Information that may be required by law and may disclose such information to his personal advisors for purposes of enforcing or interpreting this Agreement. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 6 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates. Following termination of employment, the Executive shall not communicate or divulge any Confidential Information without the Company’s prior written consent or as may otherwise be required by law or legal process.

(b) All documents, records, tapes and other media of every kind and description relating to the business of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall surrender to the Company at the time his employment terminates all Documents containing Confidential Information then in the Executive’s possession, such as strategic business plans and other material Documents.

(c) The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

7. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property developed during the term of his employment with the Company. Subject to the foregoing, the Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts requested by the Company to assign the Intellectual Property so developed to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

8. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for two (2) years after his employment terminates, and regardless of the reason therefor, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted during the Executive’s employment, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Executive has provided services during his employment. Restricted activity includes without limitation accepting employment with any Person who is, or at any time within one year prior to termination of the Executive’s employment has been, a franchisee of the Company or any of its Affiliates. For purposes of this Section 8, the business of the Company and its Affiliates shall include all Products as hereinafter defined. The foregoing, however, shall not prevent the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(b) The Executive agrees that, during his employment and during the two (2) year period immediately following termination of his employment, and regardless of the reason therefor, the Executive will not directly or indirectly (a) solicit or encourage any franchisee of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such franchisee or prospective franchisee of the Company or any of its Affiliates to conduct with anyone else any business or activity which such franchisee or prospective franchisee conducts with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a franchisee of the Company or any of its Affiliates at any time within the immediately preceding one year or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents (and of which the Executive has actual knowledge) within said one year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or been introduced to such Person as a result of his employment or other associations with the Company or one of its Affiliates.

(c) The Executive agrees that, during his employment and for the two (2) year period immediately following termination of his employment, and regardless of the reason therefor, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates as of the date of such solicitation or any employee who was employed by the Company or any of its Affiliates during the six (6) months prior to the Executive’s termination of employment, or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding year. For purposes hereof, general solicitations not directed at a particular person or advertising in media directed at the general public shall not provide the basis for a claim by the Company that the Executive violated this Section.

9. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6, 7 and 8 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 6, 7 or 8 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, as well as to its reasonable attorneys’ fees and costs incurred in connection with such breach. The parties further agree that, in the event that any provision of Section 6, 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, and (iv) the identity and special needs of the customers or franchisees of the Company and its Affiliates. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to franchisees or others with any understanding, express or implied, that the information would not be disclosed.

(c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas that are patentable or copyrightable or constitute trade secrets conceived, made, created or developed by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(e) “Products” mean all products researched, developed, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, to the extent such products pertain to breakfast foods, coffees and related beverages, and/or ice cream, or to other food product lines the Company may adopt (through business acquisition or otherwise) subsequent to the execution of this Agreement, together with all services provided by the Company or any of its Affiliates, during the Executive’s employment.

11. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

13. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

16. Entire Agreement; No Conflicting Agreements. This Agreement (together with the Plan and other documents expressly referenced herein) constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder.

17. Amendment; Section 409A. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company. The parties acknowledge that certain provisions of this Agreement may be required to be amended, following the issuance of additional guidance by the Internal Revenue Service with respect to Section 409A, to avoid the possible imposition of additional tax under Section 409A with respect to certain payments and benefits under this Agreement. The Company agrees that it will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax treatment under Section 409A for the Executive, and (ii) not adverse to the interests of the Company.

18. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20. Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. The Company and the Executive each irrevocably and unconditionally (i) agree that any suit, action or proceeding commenced by either party against the other will be brought in the state of Massachusetts, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which either party may have to the laying of venue of any such suit, action or proceeding in any such court. The Company and the Executive each also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 15.

21. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

22. Indemnification. The Company shall indemnify and hold the Executive harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions relating to or arising out of the Executive’s employment with or service to the Company after the Closing, other than as relating to or arising out of the Executive’s willful misconduct or gross negligence. The Company shall cause any director and officer liability insurance applicable to the Executive to remain in effect for six (6) years following his termination of employment for any reason.

23. Survival. This Agreement shall survive the expiration of the term hereof and the termination of Executive’s employment under any circumstances to the extent necessary to give effect to its provisions.

24. No Mitigation; No Setoff. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer. The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided for hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or its Affiliates except as expressly provided herein.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Holdings and the Company, by their duly authorized representatives, and by the Executive, as of the date first above written.

NIGEL TRAVIS:	DUNKIN’ BRANDS, INC.

/s/ Nigel Travis	By:	/s/ Jon L. Luther

Title:	Executive Chairman of the Board

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Jon L. Luther

Title:	Executive Chairman of the Board

Exhibit A

List of Outside Activities and Positions

1.	Membership on Board of Directors of Lorillard, Inc.